Ann N. Reese Elected to Genesee & Wyoming Board of Directors

GREENWICH, Conn. (Business Wire) - Genesee & Wyoming Inc. (GWI) (NYSE: GWR) today announced the appointment of Ann N. Reese to its Board of Directors, effective February 2, 2012. Ms. Reese will serve on GWI's Audit Committee.

Ms. Reese previously served as chief financial officer and treasurer of ITT Corp. She began her career with Bankers Trust and held positions in finance at Union Carbide and Mobil Oil before joining ITT. Most recently, she was a principal at Clayton, Dubilier and Rice.

Ms. Reese is currently a director of Xerox Corporation and Sears Holdings.

"With her extensive experience in finance and as a public company director, Ann Reese is a wonderful addition to the GWI Board," said GWI Chairman Mortimer B. Fuller III.

In 2001, Ms. Reese co-founded the Center for Adoption Policy whose mission is to remove barriers to adoption. She is a trustee of the University of Pennsylvania and is the chair of the Board of Overseers of the university's School of Social Policy and Practice.

Ms. Reese holds a B.A. from the University of Pennsylvania and an M.B.A. from New York University.

GWI owns and operates short line and regional freight railroads and provides railcar switching services in the United States, Australia, Canada, the Netherlands and Belgium. In addition, we operate the Tarcoola to Darwin rail line, which links the Port of Darwin with the Australian interstate rail network in South Australia. Operations currently include 65 railroads organized in 10 regions, with more than 7,600 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. We provide rail service at 17 ports in North America and Europe and perform contract coal loading and railcar switching for industrial customers.

Source: Genesee & Wyoming Inc.

GWI Corporate Communications

Michael Williams, 1-203-629-3722